Exhibit 10.1

                                        , 200

Ladies and Gentlemen:

I am discussing with Tuesday Morning Corporation, a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), the possibility of becoming a director.  In that regard or in connection with serving as a director, I may be provided certain information and data which the Company wishes to keep confidential, including, but not limited to, information regarding the Company’s governance, board of directors, management, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, plants, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively, the “Confidential Information”).  Except as provided in this Letter Agreement or as required by Delaware law based on my fiduciary duties as a director of the Company, I will not disclose any of the Confidential Information to third parties or use any of the Confidential Information other than in connection with serving as a director of the Company or evaluating becoming such a director, without in each instance securing the prior written consent of the Company.

Confidential Information does not include information which (a) is or becomes known publicly through no fault of mine; (b) I have learned from a third party who I believe in good faith is entitled to disclose it; (c) which is already known to me before disclosure by the Company; or (d) is independently developed by me.

Nothing contained in this Letter Agreement prevents me from disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company, (ii) to my counsel or (iii) to my advisors who need to know the information to advise me and who sign a non-disclosure agreement providing equivalent protection to the Company as is provided under this Letter Agreement.

If I am requested or become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, I will use reasonable best efforts to provide the Company with notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Letter Agreement.  In the event that a protective order or other remedy is not obtained, or that the Company waives compliance, I may furnish such portion of the Confidential Information that I am legally required to disclose and will use reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

                                , 200

I agree that my obligations under this Letter Agreement will expire three years following the termination of my tenure as a director of the Company.

This Letter Agreement shall be governed and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

Very truly yours,

Acknowledged this            day of                                             , 200

TUESDAY MORNING CORPORATION

By:
Name:
Title: